EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer, and Southern Tide Reports Fourth Quarter and Full Fiscal Year 2020 Results

--Continued Strength in E-commerce--
--Provides Guidance for First Quarter and Fiscal 2021--
--Restores Dividend to pre-COVID level of $0.37 per Share; a 48% Increase Compared to Prior Dividend--

ATLANTA, March 25, 2021 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE: OXM) today announced financial results for its fourth quarter and fiscal 2020 year ended January 30, 2021.   Consolidated net sales were $221 million in the fourth quarter of fiscal 2020 compared to $298 million in the fourth quarter of fiscal 2019. On a GAAP basis, the Company reported a loss of $0.74 per share in the fourth quarter of fiscal 2020 as compared to earnings of $0.90 per share in the same period of the prior year. Adjusted earnings were $0.13 per share in the fourth quarter of fiscal 2020 compared to adjusted earnings of $1.09 per share in the fourth quarter of fiscal 2019.

Full fiscal year consolidated net sales were $749 million in fiscal 2020 compared to $1.123 billion in fiscal 2019. The Company reported a loss of $5.77 per share on a GAAP basis in fiscal 2020 compared to earnings of $4.05 per share in fiscal 2019. On an adjusted basis, the Company reported a loss of $1.81 per share compared to earnings of $4.32 per share in fiscal 2019.

The Company’s adjusted results in the fourth quarter of fiscal 2020 exclude a $15 million asset write-off related to an information technology project, and $3 million of charges related to the exit of Lanier Apparel. The Company’s full year adjusted results exclude a $60 million Southern Tide impairment charge, the $15 million technology project write-off and $13 million of charges related to the exit of Lanier Apparel, partially offset by a $9 million favorable impact of LIFO accounting. More details can be found in the reconciliation table at the end of this release.

The Company finished fiscal 2020 in a strong liquidity position with $66 million of cash and cash equivalents and no borrowings outstanding under its revolving credit agreement. Unused availability was $301 million at the end of fiscal 2020. The Company finished fiscal 2019 with $52 million of cash and cash equivalents and no borrowings outstanding. The improvement in the Company’s liquidity position was attributable to $84 million of cash flow from operations which funded capital expenditures, share repurchases, dividends and minority investments in smaller branded businesses.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, ”This time last year, we were facing incredible uncertainties related to the pandemic, its duration and its effect on our business. In response we established three priorities for fiscal 2020: protect our people and our customers, protect our brands, and preserve liquidity. We were successful in achieving these important and fundamental goals. At the same time, as we moved through the year and our business gained momentum, it became even more evident that the strong strategic positioning of our brands in the marketplace combined with our omni-channel capabilities provides us with clear and compelling competitive advantages. The key learnings from the past year have helped further sharpen our focus on our highest return opportunities.”

“It is clear that e-commerce will be bigger and more important than ever following the accelerated shift to online spending during the pandemic,” continued Mr. Chubb. “The strength of our e-commerce platforms and our digital outreach to consumers led to a 28% increase in our full price e-commerce businesses in fiscal 2020. We added to these capabilities in 2020 and expanding our expertise and investment in digital will remain a priority in 2021 and beyond.”

“Despite the significant impact of temporary store closures and operating restrictions in 2020, we are confident that our retail strategy is going to serve us well as conditions normalize. Our 187 full-price retail stores are in desirable locations, where shopping is still entertainment. We believe food and beverage is an important complement to our beautiful stores and will continue to play a larger role in our retail evolution. In 2020, we opened four additional Tommy Bahama Marlin Bars and we will continue to invest in this promising concept moving forward. Whether online or in our stores and restaurants, we are committed to enhancing and delivering a shopping experience that recognizes and serves the customer in their brand discovery and purchasing preferences now and in the future.”

Mr. Chubb concluded, “Each of our brands - Tommy Bahama, Lilly Pulitzer, Southern Tide, The Beaufort Bonnet Company and Duck Head, simply put, make people happy. Our talented, highly engaged teams will continue to evolve and update our products and brand messaging to ensure they stay relevant for today’s consumer and remain true to each brand’s unique DNA. This has been and will continue to be the key to our success as we deliver long-term value to our shareholders.”

Summary of Results

  Consolidated net sales decreased 26% in the fourth quarter of fiscal 2020 compared to the fourth quarter last year. For the full 2020 fiscal year, consolidated net sales decreased 33%.
    Full price e-commerce sales grew 26% and 28% in the fourth quarter and the full year, respectively, with growth in all the Company’s branded businesses in the year.
    The Company, which temporarily closed its retail stores and restaurants in March 2020, began a gradual reopening of locations in the second quarter. At the time of this release, substantially all stores and restaurants are open, but many continue to operate under varying degrees of restricted conditions for the safety of employees and customers.
      Full price retail sales were 43% and 56% lower, respectively, in the fourth quarter and full year.
      Restaurant sales were 29% and 42% lower, respectively, in the fourth quarter and full year.
    Wholesale sales decreased 48% in the fourth quarter and the full year.
  Gross margin was 54.3% in the fourth quarter compared to 55.9% in the fourth quarter last year. For the full year gross margin was 55.4% compared to 57.4% in fiscal 2019, with gross margin lower in each operating group. Gross margin was negatively impacted by a more promotional environment due to COVID-19 and inventory markdown charges, which were partially offset by LIFO accounting credits.

  SG&A decreased 6% or $8 million in the fourth quarter and 13% or $74 million in the full year on a GAAP basis. On an adjusted basis, SG&A decreased 17% or $24 million in the fourth quarter and 17% or $93 million in the full year. Cost savings measures in fiscal 2020 included a $63 million reduction in employment costs, a $10 million reduction in occupancy costs, and reductions in variable and other expenses.

  In the fourth quarter, the Company reported an operating loss of $17 million compared to an operating profit of $21 million in the same period of the prior year. On an adjusted basis, operating income was $3 million compared to $25 million in the fourth quarter of fiscal 2019. For the full 2020 fiscal year, the Company reported an operating loss of $124 million compared to an operating profit of $94 million in fiscal 2019. For the full year, on an adjusted basis, the Company’s operating loss was $43 million in fiscal 2020 compared to an operating profit of $99 million in the prior year.

  The effective tax rate in the fourth quarter was a benefit of 28% compared to a charge of 27% in the fourth quarter of fiscal 2019. For the full year, the effective tax rate was a benefit of 24% compared to a charge of 26% in the prior year.

  The Company reported a loss per share of $0.74 on a GAAP basis and income per share of $0.13 on an adjusted basis in the fourth quarter of fiscal 2020. For the full year, the Company reported a loss of $5.77 on a GAAP basis and $1.81 on an adjusted basis.

Balance Sheet and Liquidity

Inventory decreased 19% to $124 million at the end of the fourth quarter compared to $152 million in the prior year with double-digit percentage decreases in each operating group.

As of January 30,  2021, the Company had a strong liquidity position with $66 million of cash and cash equivalents and no borrowings outstanding under its revolving credit agreement. Unused availability was $301 million at the end of fiscal 2020.   At the end of the prior year, the Company had $52 million of cash and cash equivalents and no borrowings outstanding.

The Company believes its strong liquidity position will satisfy ongoing cash requirements for the foreseeable future. These cash requirements generally consist of working capital and other operating activity needs, capital expenditures and dividend payments.

In the full 2020 fiscal year, cash provided by operating activities was $84 million, which funded $29 million of capital expenditures, primarily for information technology initiatives to enhance our capabilities with regard to data, digital marketing and omni-channel retail, as well as investments in Marlin Bars and retail stores, resulting in free cash flow of $55 million. In fiscal 2020, the Company also paid dividends of $17 million, repurchased $20 million of shares and invested $6 million for minority interests in smaller branded apparel businesses.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.37 per share, a 48% increase from the previous level of $0.25 per share. The dividend is payable on April 30, 2021 to shareholders of record as of the close of business on April 16, 2021. The Company has paid dividends every quarter since it became publicly owned in 1960.

Fiscal 2021 Outlook

For the full 2021 fiscal year, ending on January 29, 2022, the Company expects net sales to grow to between $940 million and $980 million as compared to net sales of $749 million in fiscal 2020. In fiscal 2021, GAAP earnings per share are expected to be between $2.65 and $3.05. Adjusted earnings per share are expected to be between $2.80 and $3.20. This compares to a loss on a GAAP basis of $5.77 per share and an adjusted loss of $1.81 per share in fiscal 2020.

For the first quarter of fiscal 2021, ending May 1, 2021, the Company expects net sales in a range of $220 million to $240 million, as compared to $160 million in the first quarter of fiscal 2020. In the first quarter of fiscal 2021, GAAP earnings per share are expected to be between $0.90 and $1.10. Adjusted earnings per share are expected to be between $0.95 and $1.15. This compares to a loss on a GAAP basis of $4.02 per share and an adjusted loss of $1.12 per share in the first quarter of fiscal 2020.

The Company’s interest expense is expected to be approximately $1 million. The Company’s effective tax rate for the first quarter is expected to be approximately 15% and for fiscal 2021 is expected to be approximately 20%. The tax rate for both the quarter and year are expected to benefit from certain discrete items.

Capital expenditures in fiscal 2021 are expected to be approximately $35 million, compared to $29 million in fiscal 2020, primarily reflecting investments in information technology initiatives and new Marlin Bars.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the webcast will be available on the Company’s website through April 8, 2021 or by dialing (412) 317-6671 access code 13717600.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of the ongoing coronavirus (COVID-19) pandemic, including uncertainties about its scope and duration (including resurgence of COVID-19 cases), future store closures or other restrictions (including reduced hours and capacity) due to government mandates, and the effectiveness of store re-openings and reduction initiatives (including our ability to effectively renegotiate rent obligations), any or all of which may also affect many of the following risks; demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending for apparel and related products; the impact of any restructuring initiatives we may undertake in one or more of our business lines, including the process, timing, costs, uncertainties and effects of our announced exit of the Lanier Apparel business; costs of products as well as the raw materials used in those products; expected pricing levels; costs of labor; the timing of shipments requested by our wholesale customers; expected outcomes of pending or potential litigation and regulatory actions; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the ability of business partners, including suppliers, vendors, licensees and landlords, to meet their obligations to us and/or continue our business relationship to the same degree in light of current or future financial stress, staffing shortages, liquidity challenges and/or bankruptcy filings; weather; fluctuations and volatility in global financial markets; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels, technology implementations and other capital expenditures; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; access to capital and/or credit markets; the impact of tax and other legislative changes; changes in accounting standards and related guidance; and factors that could affect our consolidated effective tax rate, including estimated Fiscal 2020 taxable losses eligible for carry back under the CARES Act. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 1, 2020 under the heading "Risk Factors" and those described from time to time in our subsequent and future reports filed with the SEC, including our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 2020 and October 31, 2020. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation, or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	January 30,	February 1,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$66,013	$52,460
Receivables, net	30,418	57,862
Inventories, net	123,543	152,229
Income tax receivable	17,975	862
Prepaid expenses and other current assets	20,367	25,413
Total Current Assets	$258,316	$288,826
Property and equipment, net	159,732	191,517
Intangible assets, net	156,187	175,005
Goodwill	23,910	66,578
Operating lease assets	233,775	287,181
Other assets, net	33,714	24,262
Total Assets	$865,634	$1,033,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$71,148	$65,491
Accrued compensation	18,897	19,363
Current portion of operating lease liabilities	60,886	50,198
Accrued expenses and other liabilities	45,321	42,727
Total Current Liabilities	$196,252	$177,779
Long-term debt	—	—
Non-current portion of operating lease liabilities	239,963	291,886
Other non-current liabilities	23,691	18,566
Deferred income taxes	—	16,540
Shareholders’ Equity
Common stock, $1.00 par value per share	16,889	17,040
Additional paid-in capital	156,508	149,426
Retained earnings	235,995	366,793
Accumulated other comprehensive loss	(3,664)	(4,661)
Total Shareholders’ Equity	405,728	528,598
Total Liabilities and Shareholders’ Equity	$865,634	$1,033,369

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter		Full Year
	Fiscal 2020	Fiscal 2019	Fiscal 2020	Fiscal 2019
Net sales	$221,367	$297,596	$748,833	$1,122,790
Cost of goods sold	101,240	131,203	333,626	477,823
Gross profit	$120,127	$166,393	$415,207	$644,967
SG&A	140,427	148,701	492,628	566,149
Impairment of goodwill and intangible assets	—	—	60,452	—
Royalties and other operating income	3,675	3,388	14,024	14,857
Operating (loss) income	$(16,625)	$21,080	$(123,849)	$93,675
Interest expense, net	355	74	2,028	1,245
(Loss) earnings before income taxes	$(16,980)	$21,006	$(125,877)	$92,430
Income tax (benefit) provision	(4,763)	5,674	(30,185)	23,937
Net (loss) earnings	$(12,217)	$15,332	$(95,692)	$68,493

Net (loss) earnings per share:
Basic	$(0.74)	$0.91	$(5.77)	$4.09
Diluted	$(0.74)	$0.90	$(5.77)	$4.05
Weighted average shares outstanding:
Basic	16,577	16,779	16,576	16,756
Diluted	16,577	16,965	16,576	16,914
Dividends declared per share	$0.25	$0.37	$1.00	$1.48

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Full Year
	Fiscal 2020	Fiscal 2019
Cash Flows From Operating Activities:
Net (loss) earnings	$(95,692)	$68,493
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Depreciation	38,975	38,026
Amortization of intangible assets	1,111	1,171
Impairment of goodwill and intangible assets	60,452	—
Impairment of property and equipment	19,828	1,090
Equity compensation expense	7,755	7,620
Amortization of deferred financing costs	344	384
Change in fair value of contingent consideration	593	431
Deferred income taxes (benefit) expense	(18,332)	(1,973)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	28,429	10,252
Inventories, net	29,355	8,187
Income tax receivable	(17,113)	19
Prepaid expenses and other current assets	5,064	606
Current liabilities	17,611	(14,282)
Other non-current assets, net	53,819	(283,335)
Other non-current liabilities	(48,349)	285,237
Cash provided by operating activities	$83,850	$121,926
Purchases of property and equipment	(28,924)	(37,421)
Other investing activities	(5,727)	—
Cash used in investing activities	$(34,651)	$(37,421)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(280,963)	(122,241)
Proceeds from revolving credit arrangements	280,963	109,248
Deferred financing costs paid	—	(952)
Repurchase of common stock	(18,053)	—
Proceeds from issuance of common stock	1,378	1,639
Repurchase of equity awards for employee tax withholding liabilities	(1,870)	(2,728)
Cash dividends declared and paid	(16,844)	(25,215)
Other financing activities	(459)	(1,049)
Cash used in financing activities	$(35,848)	$(41,298)
Net change in cash and cash equivalents	$13,351	$43,207
Effect of foreign currency translation on cash and cash equivalents	202	926
Cash and cash equivalents at the beginning of year	52,460	8,327
Cash and cash equivalents at the end of year	$66,013	$52,460

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Fourth Quarter			Full Year
AS REPORTED	Fiscal 2020	Fiscal 2019	% Change	Fiscal 2020	Fiscal 2019	% Change
Tommy Bahama
Net sales	$142.7	$196.0	(27.2)%	$419.8	$676.7	(38.0)%
Gross profit	$82.5	$118.7	(30.5)%	$244.2	$413.2	(40.9)%
Gross margin	57.8%	60.6%		58.2%	61.1%
Operating (loss) income	$(10.0)	$22.5	NM	$(53.3)	$53.2	NM
Operating margin	(7.0)%	11.5%		(12.7)%	7.9%
Lilly Pulitzer
Net sales	$54.4	$64.9	(16.2)%	$231.1	$284.7	(18.8)%
Gross profit	$29.4	$36.3	(19.1)%	$138.0	$174.6	(21.0)%
Gross margin	54.1%	56.0%		59.7%	61.3%
Operating income	$2.0	$5.1	(60.4)%	$27.7	$51.8	(46.5)%
Operating margin	3.7%	7.9%		12.0%	18.2%
Southern Tide
Net sales	$7.5	$10.7	(29.7)%	$34.7	$46.4	(25.3)%
Gross profit	$3.9	$5.1	(24.0)%	$11.8	$22.8	(48.2)%
Gross margin	51.5%	47.6%		34.1%	49.1%
Operating income (loss)	$0.0	$0.7	(98.8)%	$(64.8)	$5.6	NM
Operating margin	0.1%	6.4%		(186.9)%	12.0%
Lanier Apparel(1)
Net sales	$8.8	$19.8	(55.5)%	$38.8	$95.2	(59.2)%
Gross profit	$0.9	$3.9	(77.1)%	$0.3	$25.1	(98.8)%
Gross margin	10.1%	19.5%		0.8%	26.4%
Operating (loss) income	$(5.4)	$(1.8)	(201.6)%	$(26.7)	$2.0	NM
Operating margin	(61.1)%	(9.0)%		(68.7)%	2.1%
Corporate and Other(1)
Net sales	$8.0	$6.1	30.1%	$24.5	$19.8	23.4%
Gross profit	$3.5	$2.4	44.9%	$20.9	$9.3	124.6%
Operating loss	$(3.3)	$(5.5)	40.4%	$(6.8)	$(18.8)	64.0%
Consolidated
Net sales	$221.4	$297.6	(25.6)%	$748.8	$1,122.8	(33.3)%
Gross profit	$120.1	$166.4	(27.8)%	$415.2	$645.0	(35.6)%
Gross margin	54.3%	55.9%		55.4%	57.4%
SG&A	$140.4	$148.7	(5.6)%	$492.6	$566.1	(13.0)%
SG&A as % of net sales	63.4%	50.0%		65.8%	50.4%
Operating (loss) income	$(16.6)	$21.1	NM	$(123.8)	$93.7	NM
Operating margin	(7.5)%	7.1%		(16.5)%	8.3%
(Loss) earnings before income taxes	$(17.0)	$21.0	NM	$(125.9)	$92.4	NM
Net (loss) earnings	$(12.2)	$15.3	NM	$(95.7)	$68.5	NM
Net (loss) earnings per diluted share	$(0.74)	$0.90	NM	$(5.77)	$4.05	NM
Weighted average shares outstanding - diluted	16.6	17.0	(2.3)%	16.6	16.9	(2.0)%

	Fourth Quarter			Full Year
ADJUSTMENTS	Fiscal 2020	Fiscal 2019	% Change	Fiscal 2020	Fiscal 2019	% Change
LIFO adjustments(2)	$0.1	$0.6		$(9.2)	$1.5
Tommy Bahama Japan inventory markdown charges (3)	$0.0	$0.2		$0.0	$0.2
Lanier Apparel exit charges in cost of goods sold(4)	$0.3	$0.0		$6.7	$0.0
Tommy Bahama Japan SG&A charges(5)	$0.0	$2.2		$0.0	$2.8
Tommy Bahama information technology project write-off(6)	$15.5	$0.0		$15.5	$0.0
Amortization of Lilly Pulitzer Signature Store intangible assets(7)	$0.1	$0.1		$0.3	$0.3
Amortization of Southern Tide intangible assets(8)	$0.1	$0.1		$0.3	$0.3
Southern Tide impairment charges(9)	$0.0	$0.0		$60.2	$0.0
Lanier Apparel intangible asset impairment charges(10)	$0.0	$0.0		$0.2	$0.0
Lanier Apparel exit charges in SG&A(11)	$2.6	$0.0		$6.3	$0.0
TBBC change in fair value of contingent consideration(12)	$0.6	$0.4		$0.6	$0.4
Impact of income taxes(13)	$(4.8)	$(0.5)		$(15.2)	$(0.8)
Adjustment to net earnings(14)	$14.3	$3.1		$65.7	$4.6
AS ADJUSTED
Tommy Bahama
Net sales	$142.7	$196.0	(27.2)%	$419.8	$676.7	(38.0)%
Gross profit	$82.5	$118.9	(30.6)%	$244.2	$413.4	(40.9)%
Gross margin	57.8%	60.6%		58.2%	61.1%
Operating income (loss)	$5.4	$24.9	(78.1)%	$(37.8)	$56.2	NM
Operating margin	3.8%	12.7%		(9.0)%	8.3%
Lilly Pulitzer
Net sales	$54.4	64.9	(16.2)%	$231.1	$284.7	(18.8)%
Gross profit	$29.4	36.3	(19.1)%	$138.0	$174.6	(21.0)%
Gross margin	54.1%	56.0%		59.7%	61.3%
Operating income	$2.1	5.2	(59.7)%	$28.0	$52.1	(46.3)%
Operating margin	3.8%	8.0%		12.1%	18.3%
Southern Tide
Net sales	$7.5	$10.7	(29.7)%	$34.7	$46.4	(25.3)%
Gross profit	$3.9	$5.1	(24.0)%	$11.8	$22.8	(48.2)%
Gross margin	51.5%	47.6%		34.1%	49.1%
Operating income (loss)	$0.1	$0.8	(89.4)%	$(4.3)	$5.8	NM
Operating margin	1.1%	7.0%		(12.3)%	12.6%
Lanier Apparel(1)
Net sales	$8.8	$19.8	(55.5)%	$38.8	$95.2	(59.2)%
Gross profit	$1.2	$3.9	(70.1)%	$7.0	$25.1	(72.1)%
Gross margin	13.1%	19.5%		18.0%	26.4%
Operating (loss) income	$(2.5)	$(1.8)	(38.5)%	$(13.4)	$2.0	NM
Operating margin	(28.1)%	(9.0)%		(34.6)%	2.1%
Corporate and Other(1)
Net sales	$8.0	$6.1	30.1%	$24.5	$19.8	23.4%
Gross profit	$3.6	$3.1	16.5%	$11.7	$10.8	8.7%
Operating loss	$(2.6)	$(4.4)	(40.8)%	$(15.4)	$(16.9)	(9.1)%
Consolidated
Net sales	$221.4	$297.6	(25.6)%	$748.8	$1,122.8	(33.3)%
Gross profit	$120.5	$167.2	(28.0)%	$412.7	$646.6	(36.2)%
Gross margin	54.4%	56.2%		55.1%	57.6%
SG&A	$121.6	$145.9	(16.7)%	$469.7	$562.3	(16.5)%
SG&A as % of net sales	54.9%	49.0%		62.7%	50.1%
Operating income (loss)	$2.6	$24.7	(89.6)%	$(43.0)	$99.1	NM
Operating margin	1.2%	8.3%		(5.7)%	8.8%
Earnings (loss) before income taxes	$2.2	$24.6	NM	$(45.0)	$97.9	NM
Net earnings (loss)	$2.1	$18.5	NM	$(30.0)	$73.1	NM
Net earnings (loss) per diluted share	$0.13	$1.09	NM	$(1.81)	$4.32	NM

	Fourth Quarter	Fourth Quarter	Full Year
	Fiscal 2020	Fiscal 2019	Fiscal 2020	Fiscal 2019
	Actual	Actual	Actual	Actual
Net (loss) earnings per diluted share:
GAAP basis	$(0.74)	$0.90	$(5.77)	$4.05
LIFO adjustments(15)	0.00	0.03	(0.39)	0.06
Amortization of recently acquired intangible assets(16)	0.01	0.01	0.02	0.03
Tommy Bahama Japan charges(17)	0.00	0.13	0.00	0.16
Tommy Bahama information technology project write-off(18)	0.71	0.00	0.71	0.00
Impairment of goodwill and intangible assets(19)	0.00	0.00	3.02	0.00
Lanier Apparel exit charges(20)	0.12	0.00	0.57	0.00
Change in fair value of contingent consideration(21)	0.03	0.02	0.03	0.02
As adjusted(14)	$0.13	$1.09	$(1.81)	$4.32

	First Quarter	First Quarter
	Fiscal 2021	Fiscal 2020	Fiscal 2021	Fiscal 2020
	Guidance(22)	Actual	Guidance(22)	Actual
Net earnings per diluted share:
GAAP basis	$0.90-1.10	$(4.02)	$2.65-3.05	(5.77)
LIFO adjustments(15)	0.00	(0.12)	0.00	(0.39)
Amortization of recently acquired intangible assets(16)	0.00	0.01	0.02	0.02
Tommy Bahama information technology project write-off(18)	0.00	0.00	0.00	0.71
Impairment of goodwill and intangible assets(19)	0.00	3.02	0.00	3.02
Lanier Apparel exit charges(20)	0.05	0.00	0.14	0.57
Change in fair value of contingent consideration(21)	0.00	0.00	0.00	0.03
As adjusted(14)	$0.95-1.15	$(1.12)	$2.80-3.20	$(1.81)

(1) As of the First Quarter of Fiscal 2020, the Duck Head(R) operations are included in Corporate and Other, whereas the operations were previously included in Lanier Apparel. Lanier Apparel and Corporate and Other amounts for prior periods have been restated to conform to the current period presentation.
(2) LIFO adjustments represents the impact on cost of goods sold resulting from LIFO accounting adjustments. These adjustments are included in Corporate and Other.
(3) Tommy Bahama Japan inventory markdown charges represents the inventory markdown impact on cost of goods sold resulting from the restructuring and exit of the Tommy Bahama Japan operations, which was completed in the first half of Fiscal 2020. These charges are included in cost of goods sold in Tommy Bahama.
(4) Lanier Apparel exit charges in cost of goods sold relate to the Third Quarter of Fiscal 2020 decision to exit the Lanier Apparel business, which is expected to be completed during the Second Half of Fiscal 2021. These charges consist of inventory markdowns and charges related to the Merida manufacturing facility, which ceased operations in Fiscal 2020. These charges are included in cost of goods sold in Lanier Apparel.
(5) Tommy Bahama Japan SG&A charges represents the SG&A impact of the restructuring and exit of the Tommy Bahama Japan operations, which was completed in the First Half of Fiscal 2020. These charges are included in SG&A in Tommy Bahama.
(6) Tommy Bahama information technology project write-off represents a charge for the write-off of previously capitalized costs related to a project that was abandoned in the Fourth Quarter of Fiscal 2020. This charge is included in SG&A in Tommy Bahama.
(7) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(8) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(9) Southern Tide impairment charges represents the impairment related to goodwill and intangible assets related to Southern Tide. These charges are included in impairment of goodwill and intangible assets in Southern Tide.
(10) Lanier Apparel intangible asset impairment charges represents the impairment related to a trademark acquired in a prior year. This charge is included in impairment of goodwill and intangible assets in Lanier Apparel.
(11) Lanier Apparel exit charges in SG&A relate to the Third Quarter of Fiscal 2020 decision to exit the Lanier Apparel business. These charges consist of operating lease asset impairment charges, employee charges, and fixed asset impairment charges. These charges are included in SG&A in Lanier Apparel.
(12) TBBC change in fair value of contingent consideration represents the impact related to the change in the fair value of contingent consideration related to the TBBC acquisition. These charges are included in SG&A in Corporate and Other.
(13) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated effective tax rate on current year earnings in the respective jurisdiction.
(14) Amounts in columns may not add due to rounding.
(15) LIFO adjustments represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(16) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(17) Tommy Bahama Japan charges represents the impact, net of income taxes, on net (loss) earnings per diluted share of the restructuring and exit of the Tommy Bahama Japan operations.
(18) Tommy Bahama information technology project write-off represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from a charge for the write-off of previously capitalized costs related to a project that was abandoned in the Fourth Quarter of Fiscal 2020
(19) Impairment of goodwill and intangible assets represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from the impairment charges in Southern Tide and Lanier Apparel. Due to the non-deductibility of $18 million of Southern Tide goodwill amounts, the effective tax rate on these impairment charges for goodwill and intangible assets was 17%.
(20) Lanier Apparel exit charges represents the impact, net of income taxes, on net (loss) earnings per diluted share resulting from the Third Quarter of Fiscal 2020 decision to exit the Lanier Apparel.
(21) Change in fair value of contingent consideration represents the impact, net of income taxes, on net (loss) earnings per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(22) Guidance as issued on March 25, 2021.

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2020
Tommy Bahama
Full-price retail store	111	110	107	106	105
Retail-restaurant	16	18	19	19	20
Outlet	35	35	35	35	35
Total Tommy Bahama	162	163	161	160	160
Lilly Pulitzer	61	61	59	59	59
Southern Tide	1	1	2	3	3
Oxford Total	224	225	222	222	222
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	111	111
Retail-restaurant	17	17	17	17	16
Outlet	37	37	37	37	35
Total Tommy Bahama	167	167	167	165	162
Lilly Pulitzer	62	63	63	63	61
Southern Tide	—	—	—	—	1
Oxford Total	229	230	230	228	224